Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:                                                Barbara Brungess

Vice President, Corporate & Investor Relations

610-727-7199

bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS

SECOND QUARTER FISCAL YEAR 2016 RESULTS

•                  Second Quarter FY2016 adjusted diluted earnings per share increased 15.9% to $1.68

•                  Fiscal Year 2016 adjusted diluted earnings per share now expected to be in the range of $5.44 to $5.54, a reduction from prior expectations of $5.73 to $5.83

•                  Preliminary expectation for FY2017 adjusted diluted earnings per share growth in the range of 4% to 6%

•                  New regular share repurchase authorization increases available capacity to $750 million

•                  Two key customer contract extensions

VALLEY FORGE, PA, May 5, 2016 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2016 second quarter ended March 31, 2016, adjusted diluted earnings per share increased 15.9 percent to $1.68.  Revenue increased 9.3 percent to $35.7 billion in the quarter.  On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share were $2.68 for the March quarter of fiscal 2016.  In the tables that follow, we present our GAAP results as well as GAAP to non-GAAP reconciliations.

The Company also announced that its board of directors authorized a new regular share repurchase program which, together with available capacity under the existing regular share repurchase program, permits the Company to purchase up to $750 million in shares of its common stock, subject to market conditions.  To date in fiscal year 2016, the Company has spent $100 million to repurchase shares of its common stock under its regular share repurchase program.

“I am pleased with the solid performance we delivered in the March quarter,” said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen.  “Our recent acquisitions, MWI Veterinary Supply (MWI) and PharMEDium, have made strong contributions, and excellent performance in our specialty and consulting businesses helped overcome a challenging year over year comparison and the expected decline in generic inflation.  In addition, we have extended our contract with our largest pharmacy retail customer for an additional 3 years, and our large pharmacy benefit manager customer has extended their contract for an additional year.”

The comments below compare adjusted results, which exclude:

•                  Warrants (income) expense;

•                  Gains on antitrust litigation settlements;

•                  LIFO expense;

•                  Acquisition-related intangibles amortization;

•                  Employee severance, litigation and other expenses; and a

•                  Pension settlement.

In addition, we calculate our adjusted earnings per share for each period using a diluted weighted average share count, which excludes the accounting dilution resulting from the impact of the unexercised equity warrants, and the impact from the shares repurchased under our special share repurchase programs, net of the weighted average number of shares issued related to the March 2016 warrant exercise.  We previously issued $600 million of 1.15% senior notes due in May 2017 to fund our initial special share repurchase program.  The interest expense incurred relating to this borrowing is also excluded from the non-GAAP presentation.

Summary of Adjusted Quarterly Results

•                  Revenue:  In the second quarter of fiscal 2016, revenue was $35.7 billion, up 9.3 percent compared to the same quarter in the previous fiscal year, reflecting an 8 percent increase in Pharmaceutical Distribution revenue, and a 62 percent increase in revenue within Other.

•                  Gross Profit:  Gross profit in the fiscal 2016 second quarter was $1.2 billion, a 12 percent increase over the same period in the previous year, driven primarily by the addition of MWI, which was acquired in February 2015, and PharMEDium, which was acquired in November 2015.  Gross profit as a percentage of revenue increased 8 basis points to 3.27 percent from the prior year quarter.

•                  Operating Expenses:  In the second quarter of fiscal 2016, operating expenses were $575 million, up 17.7 percent over the same period in the last fiscal year.  The increase in operating expenses in the quarter was primarily driven by the addition of MWI, and to a lesser extent, PharMEDium, and additional costs to support the revenue growth of our businesses.  Operating expenses as a percentage of revenue in the fiscal 2016 second quarter were 1.61 percent compared with 1.50 percent for the same period in the previous fiscal year, driven by the higher expense profiles of MWI and PharMEDium.

•                  Operating Income:  In the fiscal 2016 second quarter, operating income of $592 million was up 7.2 percent versus the prior year, driven by the increase in gross profit, which was offset in part by the increase in operating expenses. Operating income as a percentage of revenue decreased 3 basis points to 1.66 percent in the fiscal 2016 second quarter compared to the previous year’s second quarter.

•                  Interest Expense:  In the fiscal 2016 second quarter, interest expense of $31 million was up 48.9 percent versus the prior year quarter due to the increase in borrowings to partially fund the acquisitions of MWI and PharMEDium.

•                  Tax Rate:  The effective tax rate for the second quarter of fiscal 2016 was 31.3 percent, down from 35.7 percent in the previous fiscal year’s second quarter, reflecting a rate benefit resulting from the favorable impact of growth in our international businesses.

•                  Earnings Per Share:  Diluted earnings per share were up 15.9 percent to $1.68 in the second quarter of fiscal year 2016 compared to $1.45 in the previous fiscal year’s second quarter, driven primarily by the income from our two recent acquisitions and the lower effective tax rate.

•                  Shares Outstanding:  Diluted weighted average shares outstanding for the second quarter of fiscal year 2016 were 229.3 million, a slight decrease versus the prior year quarter.

Segment Discussion

The Pharmaceutical Distribution segment includes both AmerisourceBergen Drug Corporation (ABDC) and AmerisourceBergen Specialty Group (ABSG).  PharMEDium is a component of ABDC.  Other includes AmerisourceBergen Consulting Services, World Courier, and MWI.

Pharmaceutical Distribution Segment

In the second fiscal quarter of 2016, Pharmaceutical Distribution revenues were $34.2 billion, an increase of 8 percent compared to the same quarter in the prior year.  ABDC revenues increased 6 percent, due primarily to solid organic sales growth from our chain retail and health systems customers.  ABSG revenues increased 18 percent, which was driven by strong performance in our oncology business (including an increase in sales to community oncologists), and in our third party logistics business, and by sales growth in our blood products, vaccine and physician office distribution businesses.  Intrasegment revenues between ABDC and ABSG have been eliminated in the presentation of total Pharmaceutical Distribution revenue.  Total intrasegment revenues were $1.8 billion and $1.6 billion in the quarters ended March 31, 2016 and 2015, respectively.

Operating income of $498 million in the March quarter of fiscal 2016 was up 2 percent compared to the same period in the previous year due to the addition of PharMEDium, strong performance in ABSG, and offset in part by a year over year decline in ABDC operating income, driven by a lower contribution from generic inflation and the impact of previously announced customer renewals.

Other

Revenues in Other were $1.6 billion in the second quarter of fiscal 2016, an increase of 62 percent over the same period in the prior year due primarily to the addition of MWI, which was acquired in February of 2015.  Operating income increased 46 percent to $94 million in the second quarter of fiscal 2016, driven by the additional income from MWI, and strong performance in our consulting business.

Fiscal Year 2016 Expectations

“Looking ahead, we expect our gross profit in the second half of the year to be negatively impacted by certain accelerating headwinds, including an increase in the rate of generic deflation, and a lower contribution from new generic launches,” said Mr. Collis.  “In addition, an internal strategic initiative we had launched to increase sales of PRxO® Generics and to increase our independent retail segment revenues is ramping slower than we had anticipated.  Due to these headwinds, we now expect fiscal year adjusted diluted earnings per share to be in the range of $5.44 to $5.54.”

Other assumptions for financial performance in fiscal 2016 now include:

•                  Revenue growth of approximately 8 percent;

•                  Operating income growth in the range of 5 percent to 6 percent;

•                  Effective tax rate of about 33 percent;

•                  Free cash flow generation in the range of $1.9 billion to $2.1 billion;

•                  Capital expenditures in the $400 million range; and

•                  Total share repurchases under our regular programs of between $350 million and $450 million, as well as special share repurchases to satisfy previously disclosed hedging programs, all subject to market conditions.

Preliminary Fiscal 2017 Expectations

“While it is early and there are still many moving parts, the headwinds that are impacting the second half of our fiscal 2016 are expected to continue well into fiscal 2017,” said Mr. Collis.  “In addition, recent contract renewals combined with expenses related to some key investments in our information technology systems and infrastructure are expected to negatively impact our growth rate in fiscal 2017.  As a result, our preliminary expectation is to grow our fiscal year 2017 adjusted diluted earnings per share in the range of 4 percent to 6 percent above the midpoint of our new fiscal 2016 guidance, which includes an approximately 3 percent negative impact from the expenses mentioned above.  With our unique position in the market, the talent and expertise we have in key growing areas, the strategic investments we have made, and our legacy of operational efficiency and thoughtful capital deployment, I have great confidence that we will successfully navigate the challenges of the changing healthcare landscape.”

Some of the assumptions underlying the preliminary expectations for financial performance in fiscal 2017 include:

•                  Revenue growth slightly better than the market;

•                  Incremental expenses related to information technology projects and infrastructure investments;

•                  A slight decrease in the effective tax rate;

•                  Free cash flow equal to or slightly below net income;

•                  No contribution from new business that any of our customers may contribute as the result of acquisitions;

•                  ABDC retains the Kaiser Permanente pharmaceutical distribution contract; and

•                  Regular share repurchases to offset dilution from employee stock option exercises, and no dilution from the exercise of the 2017 warrants.

Conference Call

The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Time on May 5, 2016.

Participating in the conference call will be:

Steven H. Collis, Chairman, President & Chief Executive Officer

Tim G. Guttman, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 288-0337.  No access code is required.

The live call will also be webcast via the Company’s website at www.amerisourcebergen.com.  Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast.  A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for thirty days.  The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days.  To access the telephone replay from within the U.S., dial (800) 475-6701.  From outside the U.S., dial (320) 365-3844.  The access code for the replay is 391056.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor conferences over the next two months:

•                  Bank of America Merrill Lynch Global Healthcare Conference in Las Vegas, NV on May 10th and 11th;

•                  UBS Global Healthcare Conference in New York, NY on May 24th (one on one meetings only);

•                  Goldman Sachs Global Healthcare Conference in Rancho Palos Verdes, CA on June 8th.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. With services ranging from drug distribution and niche premium logistics to reimbursement and pharmaceutical consulting services, AmerisourceBergen delivers innovative programs and solutions across the pharmaceutical supply channel in human and animal health. With over $135 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 18,000 people. AmerisourceBergen is ranked #16 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

AmerisourceBergen’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,”

“synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: competition; industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in pharmaceutical market growth rates; price inflation in branded and generic pharmaceuticals, and price deflation in generics; declining economic conditions in the United States and abroad; financial market volatility and disruption; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; the loss, bankruptcy or insolvency of a major supplier; changes to the customer or supplier mix; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms; changes in any of the economic models used by any of our suppliers to set pricing and/or other terms for the purchase of pharmaceuticals; interest rate and foreign currency exchange rate fluctuations; the disruption of AmerisourceBergen’s cash flow and ability to return value to its stockholders in accordance with its past practices; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and AmerisourceBergen, including with respect to the pharmaceutical distribution agreement and/or the global sourcing arrangement;  risks associated with the potential impact on AmerisourceBergen’s earnings per share resulting from the issuance of the warrants to subsidiaries of Walgreens Boots Alliance, Inc. (the “Warrants”); AmerisourceBergen’s inability to fully implement its hedging strategy to mitigate the potentially dilutive effect of the issuance of its common stock in accordance with the Warrants under its special share repurchase program due to its financial performance, the current and future share price of its common stock, its expected cash flows, competing priorities for capital, and overall market conditions; changes in the United States healthcare and regulatory environment; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; federal and state prosecution of alleged violations of related laws and regulations, and any related litigation, including shareholder derivative lawsuits or other disputes relating to our distribution of controlled substances; increased federal scrutiny and qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services and any related litigation; material adverse resolution of pending legal proceedings; declining reimbursement rates for pharmaceuticals; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, including the integration of MWI and PharMEDium, or the inability to capture all of the anticipated synergies related thereto; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; changes in tax laws or legislative initiatives that could adversely affect AmerisourceBergen’s tax positions and/or AmerisourceBergen’s tax liabilities or adverse resolution of challenges to AmerisourceBergen’s tax positions; natural disasters or other unexpected events that affect AmerisourceBergen’s operations; the impairment of goodwill or other intangible assets, resulting in a charge to earnings; errors in the production, labeling or packaging of products compounded by our compounded sterile preparations (CSP) business; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting AmerisourceBergen’s business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors), in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three		Three
	Months Ended		Months Ended
	March 31,	% of	March 31,	% of	%
	2016	Revenue	2015	Revenue	Change

Revenue	$35,698,357		$32,669,267		9.3%

Cost of goods sold	34,623,026		31,757,291		9.0%

Gross profit [1]	1,075,331	3.01%	911,976	2.79%	17.9%

Operating expenses:
Distribution, selling and administrative	522,760	1.46%	442,443	1.35%	18.2%
Depreciation and amortization	91,312	0.26%	56,205	0.17%	62.5%
Warrants	(503,946)	-1.41%	752,706	2.30%
Employee severance, litigation and other [2]	17,617	0.05%	24,871	0.08%	-29.2%
Pension settlement	(1,124)	—%	—	—%
Total operating expenses	126,619	0.35%	1,276,225	3.91%

Operating income (loss)	948,712	2.66%	(364,249)	-1.11%

Other (income) loss	(756)	—%	11,405	0.03%

Interest expense, net	33,113	0.09%	22,946	0.07%	44.3%

Income (loss) before income taxes	916,355	2.57%	(398,600)	-1.22%

Income tax expense	312,220	0.87%	114,790	0.35%	172.0%

Net income (loss)	$604,135	1.69%	$(513,390)	-1.57%

Earnings per share:
Basic	$2.91		$(2.33)
Diluted	$2.68		$(2.33)

Weighted average common shares outstanding:
Basic	207,858		220,243		-5.6%
Diluted [3]	225,450		220,243		2.4%

1         Includes a $92.4 million LIFO expense charge in the three months ended March 31, 2016.  Includes a $151.1 million LIFO expense charge and a $21.5 million gain from antitrust litigation settlements in the three months ended March 31, 2015.

2         Includes $13.0 million of costs related to customer contract extensions (primarily related to the settlement of certain disputed items), $2.6 million of employee severance and other costs, and $2.0 million of deal-related transaction costs in the three months ended March 31, 2016.  Includes $24.3 million of deal-related transaction costs (primarily related to professional fees with respect to the MWI acquisition) and $0.5 million of employee severance and other costs in the three months ended March 31, 2015.

3         As a result of the net loss in the three months ended March 31, 2015, stock options, restricted stock, restricted stock units and the Warrants issued to Walgreens Boots Alliance, Inc. were anti-dilutive.

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Six		Six
	Months Ended		Months Ended
	March 31,	% of	March 31,	% of	%
	2016	Revenue	2015	Revenue	Change

Revenue	$72,407,403		$66,257,869		9.3%

Cost of goods sold	70,367,195		64,593,594		8.9%

Gross profit [1]	2,040,208	2.82%	1,664,275	2.51%	22.6%

Operating expenses:
Distribution, selling and administrative	1,051,056	1.45%	858,934	1.30%	22.4%
Depreciation and amortization	172,750	0.24%	105,502	0.16%	63.7%
Warrants	(36,571)	-0.05%	1,124,111	1.70%
Employee severance, litigation and other [2]	36,485	0.05%	28,374	0.04%	28.6%
Pension settlement	47,607	0.07%	—	—%
Total operating expenses	1,271,327	1.76%	2,116,921	3.19%

Operating income (loss)	768,881	1.06%	(452,646)	-0.68%

Other (income) loss	(1,066)	—%	12,719	0.02%

Interest expense, net	63,992	0.09%	40,288	0.06%	58.8%

Income (loss) before income taxes	705,955	0.97%	(505,653)	-0.76%

Income tax (benefit) expense	(228,557)	-0.32%	207,684	0.31%

Net income (loss)	$934,512	1.29%	$(713,337)	-1.08%

Earnings per share:
Basic	$4.51		$(3.24)
Diluted	$4.13		$(3.24)

Weighted average common shares outstanding:
Basic	207,017		219,854		-5.8%
Diluted [3]	226,082		219,854		2.8%

1         Includes a $193.9 million LIFO expense charge and a $12.8 million gain from antitrust litigation settlements in the six months ended March 31, 2016.  Includes a $295.2 million LIFO expense charge and a $21.5 million gain from antitrust litigation settlements in the six months ended March 31, 2015.

2         Includes $18.1 million of deal-related transaction costs (primarily related to professional fees with respect to the PharMEDium acquisition), $13.0 million of costs related to customer contract extensions (primarily related to the settlement of certain disputed items), and $5.4 million of employee severance and other costs in the six months ended March 31, 2016.  Includes $27.3 million of deal-related transaction costs (primarily related to professional fees with respect to the MWI acquisition) and $1.1 million of employee severance and other costs in the six months ended March 31, 2015.

3         As a result of the net loss in the six months ended March 31, 2015, stock options, restricted stock, restricted stock units and the Warrants issued to Walgreens Boots Alliance, Inc. were anti-dilutive.

AMERISOURCEBERGEN CORPORATION

GAAP TO NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31, 2016
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings Per Share

GAAP	$1,075,331	$126,619	$948,712	$33,113	$916,355	$312,220	$604,135	$2.68

Warrants income [1]	—	503,946	(503,946)	(2,154)	(501,792)	(185,207)	(316,585)	(1.43)

Gain on antitrust litigation settlements	(7)	—	(7)	—	(7)	111	(118)	—

LIFO expense	92,379	—	92,379	—	92,379	30,919	61,460	0.27

Acquisition-related intangibles amortization	—	(38,720)	38,720	—	38,796	13,088	25,708	0.11

Employee severance, litigation and other	—	(17,617)	17,617	—	17,617	5,901	11,716	0.05

Pension settlement	—	1,124	(1,124)	—	(1,124)	(823)	(301)	—

Adjusted Non-GAAP	$1,167,703	$575,352	$592,351	$30,959	$562,224	$176,209	$386,015	$1.68

Adjusted Non-GAAP % changes vs. prior year quarter	12.1%	17.7%	7.2%	48.9%	8.0%	-5.3%	15.3%	15.9%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	3.01%	3.27%
Operating expenses	0.35%	1.61%
Operating income	2.66%	1.66%

1 A tax expense of approximately $186 million was recognized primarily related to the change in the fair value of the Warrants during the three months ended March 31, 2016.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.  The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP.

AMERISOURCEBERGEN CORPORATION

GAAP TO NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31, 2015
	Gross Profit	Operating Expenses	Operating (Loss) Income	Interest Expense, Net	(Loss) Income Before Income Taxes	Income Tax Expense	Net (Loss) Income	Diluted Earnings Per Share

GAAP	$911,976	$1,276,225	$(364,249)	$22,946	$(398,600)	$114,790	$(513,390)	$(2.33)

Warrants expense [1]	—	(752,706)	752,706	(2,160)	754,866	7,157	747,709	3.35

Gain on antitrust litigation settlements	(21,483)	—	(21,483)	—	(21,483)	(8,328)	(13,155)	(0.06)

LIFO expense	151,144	—	151,144	—	151,144	58,930	92,214	0.40

Acquisition-related intangibles amortization	—	(9,736)	9,736	—	10,008	3,892	6,116	0.03

Employee severance, litigation and other	—	(24,871)	24,871	—	24,871	9,568	15,303	0.07

Adjusted Non-GAAP	$1,041,637	$488,912	$552,725	$20,786	$520,806	$186,009	$334,797	$1.45	[2]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.79%	3.19%
Operating expenses	3.91%	1.50%
Operating income	-1.11%	1.69%

1 During the three months ended March 31, 2015, the amount of Warrants expense deductible for income tax purposes was based on the initial valuation of the Warrants.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

2 The sum of the components do not equal the total due to rounding.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.  The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP.

AMERISOURCEBERGEN CORPORATION

GAAP TO NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

(unaudited)

	Six Months Ended March 31, 2016
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income	Diluted Earnings Per Share

GAAP	$2,040,208	$1,271,327	$768,881	$63,992	$705,955	$(228,557)	$934,512	$4.13

Warrants income [1]	—	36,571	(36,571)	(4,309)	(32,262)	443,982	(476,244)	(2.14)

Gain on antitrust litigation settlements	(12,798)	—	(12,798)	—	(12,798)	(4,410)	(8,388)	(0.04)

LIFO expense	193,941	—	193,941	—	193,941	66,820	127,121	0.55

Acquisition-related intangibles amortization	—	(69,930)	69,930	—	70,034	24,130	45,904	0.20

Employee severance, litigation and other	—	(36,485)	36,485	—	36,485	12,571	23,914	0.10

Pension settlement	—	(47,607)	47,607	—	47,607	16,403	31,204	0.14

Adjusted Non-GAAP	$2,221,351	$1,153,876	$1,067,475	$59,683	$1,008,962	$330,939	$678,023	$2.95 [2]

Adjusted Non-GAAP % changes vs. prior year period	14.6%	21.5%	8.0%	65.8%	7.3%	-4.1%	13.9%	13.9%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.82%	3.07%
Operating expenses	1.76%	1.59%
Operating income	1.06%	1.47%

1 The Company received a private letter ruling from the Internal Revenue Service in November 2015, which entitles it to an income tax deduction equal to the fair value of the Warrants on the date of exercise.  As a result, the Company recognized a tax benefit adjustment of approximately $456 million, which represented the estimated tax deduction for the increase in the fair value of the Warrants from the issuance date through September 30, 2015.  A tax expense of approximately $13 million was recognized primarily related to the change in the fair value of the Warrants during the six months ended March 31, 2016.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

2 The sum of the components do not equal the total due to rounding.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.  The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP.

AMERISOURCEBERGEN CORPORATION

GAAP TO NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

(unaudited)

	Six Months Ended March 31, 2015
	Gross Profit	Operating Expenses	Operating (Loss) Income	Interest Expense, Net	(Loss) Income Before Income Taxes	Income Tax Expense	Net (Loss) Income	Diluted Earnings Per Share

GAAP	$1,664,275	$2,116,921	$(452,646)	$40,288	$(505,653)	$207,684	$(713,337)	$(3.24)

Warrants expense [1]	—	(1,124,111)	1,124,111	(4,300)	1,128,411	14,297	1,114,114	4.99

Gain on antitrust litigation settlements	(21,483)	—	(21,483)	—	(21,483)	(8,328)	(13,155)	(0.06)

LIFO expense	295,168	—	295,168	—	295,168	114,426	180,742	0.79

Acquisition-related intangibles amortization	—	(14,768)	14,768	—	15,338	5,946	9,392	0.04

Employee severance, litigation and other	—	(28,374)	28,374	—	28,374	10,918	17,456	0.08

Adjusted Non-GAAP	$1,937,960	$949,668	$988,292	$35,988	$940,155	$344,943	$595,212	$2.59	[2]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.51%	2.92%
Operating expenses	3.19%	1.43%
Operating income	-0.68%	1.49%

1 During the six months ended March 31, 2015, the amount of Warrants expense deductible for income tax purposes was based on the initial valuation of the Warrants.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

2 The sum of the components do not equal the total due to rounding.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.  The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP.

AMERISOURCEBERGEN CORPORATION

RECONCILIATION OF DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (GAAP TO NON-GAAP)

(In thousands)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015

Basic shares outstanding	207,858	220,243	207,017	219,854

Stock option, restricted stock, and restricted stock unit dilution	3,421	—	3,639	—

Warrant dilution	14,171	—	15,426	—

GAAP diluted shares outstanding	225,450	220,243	226,082	219,854

Warrant dilution [1]	(14,171)	—	(15,426)	—

Shares repurchased under special share repurchase programs, net [1]	17,981	5,112	18,948	4,974

Stock option, restricted stock, and restricted stock unit dilution [2]	—	5,036	—	5,013

Non-GAAP diluted shares outstanding	229,260	230,391	229,604	229,841

1 For the non-GAAP presentation, diluted weighted average common shares outstanding have been adjusted to exclude the impact of the unexercised Warrants and the shares repurchased under special share repurchase programs, net of the weighted average number of shares issued related to the March 2016 Warrant exercise.

2 For the non-GAAP presentation, diluted weighted average common shares outstanding have been adjusted to include the impact of the stock options, restricted stock, and restricted stock units that were anti-dilutive for the GAAP presentation.

AMERISOURCEBERGEN CORPORATION

WARRANTS COVERAGE INFORMATION

(In thousands)

(unaudited)

	2016 Warrants	2017 Warrants
Warrants Exercised	22,697	—

Warrants Exercisable	—	22,697

Shares repurchased under special share repurchase programs through March 31, 2016	22,697	2,015

Shares repurchased under special share repurchase programs in April 2016	—	8,432

Shares expected to be repurchased under remaining Capped Calls [1]	—	12,550

Total repurchases	22,697	22,997

Warrants Coverage	100%	101%

1 Based on March 31, 2016 closing stock price of $86.55.

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
Revenue	2016	2015	% Change
Pharmaceutical Distribution	$34,165,733	$31,762,523	7.6%
Other	1,599,805	986,069	62.2%
Intersegment eliminations	(67,181)	(79,325)	-15.3%

Revenue	$35,698,357	$32,669,267	9.3%

	Three Months Ended March 31,
Operating income (loss)	2016	2015	% Change
Pharmaceutical Distribution	$498,395	$488,575	2.0%
Other	93,956	64,150	46.5%
Total segment operating income	592,351	552,725	7.2%

Gains on antitrust litigation settlements	7	21,483
LIFO expense	(92,379)	(151,144)
Acquisition-related intangibles amortization	(38,720)	(9,736)
Warrants income (expense)	503,946	(752,706)
Employee severance, litigation and other	(17,617)	(24,871)
Pension settlement	1,124	—

Operating income (loss)	$948,712	$(364,249)

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.58%	2.67%
Operating expenses	1.12%	1.14%
Operating income	1.46%	1.54%

Other
Gross profit	17.85%	19.52%
Operating expenses	11.97%	13.02%
Operating income	5.87%	6.51%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.01%	2.79%
Operating expenses	0.35%	3.91%
Operating income	2.66%	-1.11%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	3.27%	3.19%
Operating expenses	1.61%	1.50%
Operating income	1.66%	1.69%

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Six Months Ended March 31,
Revenue	2016	2015	% Change
Pharmaceutical Distribution	$69,360,412	$64,745,247	7.1%
Other	3,177,620	1,682,070	88.9%
Intersegment eliminations	(130,629)	(169,448)	-22.9%

Revenue	$72,407,403	$66,257,869	9.3%

	Six Months Ended March 31,
Operating income (loss)	2016	2015	% Change
Pharmaceutical Distribution	$877,954	$878,976	-0.1%
Other	189,521	109,316	73.4%
Total segment operating income	1,067,475	988,292	8.0%

Gains on antitrust litigation settlements	12,798	21,483
LIFO expense	(193,941)	(295,168)
Acquisition-related intangibles amortization	(69,930)	(14,768)
Warrants income (expense)	36,571	(1,124,111)
Employee severance, litigation and other	(36,485)	(28,374)
Pension settlement	(47,607)	—

Operating income (loss)	$768,881	$(452,646)

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.38%	2.47%
Operating expenses	1.12%	1.12%
Operating income	1.27%	1.36%

Other
Gross profit	17.85%	20.02%
Operating expenses	11.88%	13.52%
Operating income	5.96%	6.50%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.82%	2.51%
Operating expenses	1.76%	3.19%
Operating loss	1.06%	-0.68%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	3.07%	2.92%
Operating expenses	1.59%	1.43%
Operating income	1.47%	1.49%

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31,	September 30,
	2016	2015
ASSETS

Current assets:
Cash and cash equivalents	$2,525,287	$2,167,442
Accounts receivable, net	8,766,994	8,222,951
Merchandise inventories	10,644,586	9,755,094
Prepaid expenses and other	133,201	189,001
Total current assets	22,070,068	20,334,488

Property and equipment, net	1,094,711	979,251
Goodwill and other intangible assets	9,028,488	6,123,944
Other long-term assets	302,088	298,474

Total assets	$32,495,355	$27,736,157

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$22,986,172	$20,886,439
Other current liabilities	784,738	679,309
Total current liabilities	23,770,910	21,565,748

Long-term debt	4,368,586	3,493,048

Other long-term liabilities	2,164,697	2,043,841

Stockholders’ equity	2,191,162	633,520

Total liabilities and stockholders’ equity	$32,495,355	$27,736,157

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six	Six
	Months Ended	Months Ended
	March 31,	March 31,
	2016	2015

Operating Activities:
Net income (loss)	$934,512	$(713,337)
Adjustments to reconcile net income (loss) to net cash provided by operating activities [1]	(48,519)	1,263,253
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(472,074)	(810,902)
Merchandise inventories [2]	(853,077)	(611,235)
Accounts payable, accrued expenses, and income taxes	2,028,560	2,566,923
Other	41,184	(56,018)
Net cash provided by operating activities	1,630,586	1,638,684

Investing Activities:
Capital expenditures	(180,012)	(105,201)
Cost of acquired companies, net of cash acquired	(2,731,356)	(2,603,918)
Net proceeds from investment activity in available-for-sale securities	47,693	—
Other	(10,878)	19,666
Net cash used in investing activities	(2,874,553)	(2,689,453)

Financing Activities:
Net borrowings	994,943	2,010,781
Purchases of common stock [3]	(436,804)	(316,480)
Exercises of warrants	1,168,891	—
Exercises of stock options	37,285	141,895
Cash dividends on common stock	(141,829)	(128,119)
Purchases of call options	—	(100,000)
Other	(20,674)	(28,842)
Net cash provided by financing activities	1,601,812	1,579,235

Increase in cash and cash equivalents	357,845	528,466

Cash and cash equivalents at beginning of period	2,167,442	1,808,513

Cash and cash equivalents at end of period	$2,525,287	$2,336,979

1 Adjustments include non-cash warrants (income) expense of $(36.6) million and $1,124.1 million for the six months ended March 31, 2016 and 2015, respectively.

2 Merchandise inventories include LIFO expense of $193.9 million and $295.2 million for the six months ended March 31, 2016 and 2015, respectively.

3 Includes purchases made under special share repurchase programs totaling $336.8 million that cash settled in the six months ended March 31, 2016 (all under the call options).  Includes purchases made under special share repurchase programs totaling $150.2 million in the six months ended March 31, 2015, which includes $18.0 million of fiscal 2014 purchases that cash settled in October 2014.